EXHIBIT 10.34

SEVENTH AMENDMENT TO TRUST AGREEMENT NO. 7

This Seventh Amendment to Trust Agreement No. 7 is entered into effective as of July 28, 2014 by and between Cliffs Natural Resources Inc., f/k/a Cleveland-Cliffs Inc., an Ohio corporation (the “Company”), and KeyBank, N.A., the successor in interest to Key Trust Company of Ohio, N.A., a national banking association, as Trustee (the “Trustee”). Capitalized terms not defined herein shall have the meanings assigned to such terms in Trust Agreement No. 7.
WITNESSETH

WHEREAS, on April 9, 1991 the Company and the Trustee entered into Trust Agreement No. 7;
WHEREAS, Section 12 of Trust Agreement No. 7 provides that such Trust Agreement may be amended by the Company and the Trustee; and
WHEREAS, Section 9(c) of Trust Agreement No. 7 provides that Exhibit A thereto may be amended by the Company by furnishing to the Trustee an amendment thereto.
NOW, THEREFORE, the Company and the Trustee hereby amend Trust Agreement No. 7 to provide as follows:
1.    Exhibit A is amended in its entirety to read as attached hereto.
2.    Exhibit B is amended in its entirety to read as attached hereto.
IN WITNESS WHEREOF, the Company and the Trustee have caused counterparts of this Seventh Amendment to be executed on this 28th day of July, 2014, each of which shall be an original Amendment.

CLIFFS NATURAL RESOURCES INC.

By:	/s/ James D. Graham
Title:	Vice President, Chief Legal Officer & Secretary

KEYBANK, N.A., as Trustee

By:	/s/ Lester W. Dryja
Title:	Vice President

EXHIBIT A

Effective July 28, 2014

TRUST AGREEMENT NO. 7

All Senior Corporate Officers and other full-time salaried employees who have a Management Performance Incentive Plan Pay Band E or above, including:

Baisden, Steven	Aderhold, Ronald
Bittner, Matthew	Bartolomucci, James
Boor, William	Fink, Richard
Cartella, David	Graber, Ronald
Cebula, Robert	Holsten, Kenneth
Dorr, Neil	Hunsinger-Gorenc, Stephanie
Fedor, Terry	Michaud, James
Flanagan, Timothy	Mlinar, Michael
Forrester, Traci	Morris, Michael
Graham, James	Silva, James
Halverson, Gary	Tretheway, Dolores
Harapiak, Maurice	Tuomi, John
Kochevar, James	Vetor, Duke
LaTendresse, Edward
Mallett, Marc
McFadden, William
McLaughlin, Michael
Mee, Terrence
Millburg, Lawrence
Miller, William
Nelson, Mark
Paradie, Terrance
Petrik, Jason
Phelps, Richard
Romani, Santi
Smith, Clifford
Tompkins, Paul
Webb, David
Whiteford, Sean

EXHIBIT B

CLIFFS NATURAL RESOURCES INC.
SUPPLEMENTAL RETIREMENT BENEFIT PLAN

(as Amended and Restated Effective December 1, 2006)

CLIFFS NATURAL RESOURCES INC.
SUPPLEMENTAL RETIREMENT BENEFIT PLAN
(as Amended and Restated Effective December 1, 2006)
WHEREAS, Cliffs Natural Resources Inc (“Cliffs”) and its subsidiary corporations and affiliates have established, or may hereafter establish, one or more qualified retirement plans;
WHEREAS, the qualified retirement plans, pursuant to Sections 401(a) and 415 of the Internal Revenue Code of 1986, as amended, place certain limitations on the amount of contributions that would otherwise be made thereunder for certain participants;
WHEREAS, Cliffs now desires to provide for the contributions which would otherwise have been made for such participants under certain of its qualified retirement plans except for such limitations, in consideration of services performed and to be performed by each such participant for Cliffs and its subsidiaries and affiliates; and
WHEREAS, Cliffs has entered into, and Cliffs and its subsidiary corporations and affiliates may in the future enter into, agreements with certain executives providing for additional service credit and/or other features for purposes of computing retirement benefits, in consideration of services performed and to be performed by such executives for Cliffs and its subsidiaries and affiliates.
NOW, THEREFORE, Cliffs hereby amends and restates and publishes the Supplemental Retirement Benefit Plan heretofore established by it, which shall contain the following terms and conditions:
Definitions    . 1) The following words and phrases when used in this Plan with initial capital letters shall have the following respective meanings, unless the context clearly indicates otherwise. The masculine whenever used in this Plan shall include the feminine.
“Affiliate” shall mean any partnership or joint venture of which any member of the Controlled Group is a partner or venturer and which shall adopt this Plan pursuant to paragraph 5.
“Beneficiary” shall mean such person or persons (natural or otherwise) as may be designated by the Participant as his Beneficiary under this Plan. Such a designation may be made, and may be revoked or changed (without the consent of any previously designated Beneficiary), only by an instrument (in form acceptable to Cliffs) signed by the Participant and may be revoked or changed (without the consent of any previously designated Beneficiary), only by an instrument (in form acceptable to Cliffs) signed by the Participant and filed with Cliffs prior to the Participant’s death. In the absence of such a designation and at any other time when there is no existing Beneficiary designated by the Participant to whom payment is to be made pursuant to his designation, his Beneficiary shall be his beneficiary under the Pension Plan. A person designated by a Participant as his Beneficiary who or which ceases to exist shall not be entitled to any part of any payment thereafter to be made to the Participant’s Beneficiary unless the Participant’s designation specifically provided to the contrary. If two or more persons designated as a Participant’s Beneficiary are in existence, the amount of any payment to the Beneficiary under this Plan shall be divided equally among such persons unless the Participant’s designation specifically provided to the contrary.
“Code” shall mean the Internal Revenue Code of 1986, as it has been and may be amended from time to time.

“Code Limitations” shall mean the limitations imposed by Sections 401(a) and 415 of the Code, or any successor thereto, on the amount of the benefits which may be payable to a Participant from the Pension Plan.
“Controlled Group” shall mean Cliffs and any corporation in an unbroken chain of corporations beginning with Cliffs, if each of the corporations other than the last corporation in the chain owns or controls, directly or indirectly, stock possessing not less than fifty percent of the total combined voting power of all classes of stock in one of the other corporations.
“Employer(s)” shall mean Cliffs and any other member of the Controlled Group and any Affiliate which shall adopt this Plan pursuant to paragraph 5.
“Participant” shall mean each person (i) who is a participant in the Pension Plan on or after December 1, 2006, (ii) who is a senior corporate officer of Cliffs or a full-time salaried employee of an Employer who has a Management Performance Incentive Plan Pay Band E or above, and (iii) who as a result of participation in this Plan is entitled to a Supplemental Benefit under this Plan. Each person who is as a Participant under this Plan shall be notified in writing of such fact by his Employer, which shall also cause a copy of the Plan to be delivered to such person.
“Pension Plan” shall mean, with respect to any Participant, the defined benefit plan specified on Exhibit A hereto in which he participates.
“Supplemental Agreement” shall mean, with respect to any Participant, an agreement between the Participant and an Employer, and approved by Cliffs if it is not the Employer, which provides for additional service credit and/or other features for purposes of computing retirement benefits.
“Supplemental Benefit” or “Supplemental Pension Plan Benefit” shall mean a retirement benefit determined as provided in paragraph 2.
“Supplemental Retirement Benefit Plan” or “Plan” shall mean this Plan, as the same may hereafter be amended or restated from time to time.
”Termination of Employment” shall mean the “separation from service” for purposes of Section 409A of the Code of any Participant or former Participant from his Employer, generally including the severance of such employee’s employment relationship with his Employer for any reason, voluntarily or involuntarily, and with or without cause, including without limitation, quit, discharge, retirement, disability, death, failure to return to active employment at the end of a leave of absence (including military leave, sick leave, or other bona fide leave of absence) or permanent decrease in service to his Employer to a level that is no more than twenty percent (20%) of its prior level, as described below. For this purpose, whether a separation from service has occurred is determined based on whether it is reasonably anticipated that no further services will be performed by such employee after a certain date or that the level of bona fide services the employee will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services if the employee has been providing services for less than thirty-six (36) months). For purposes of this definition, the term “Employer” shall mean the Employer of the Participant and any other entity that is treated as a single employer with such Employer under Section 414(b) and (c) of the Code, provided that in such Code Sections “50%” shall be used wherever “80%” appears. The preceding rule shall only apply during the periods any such corporation, business organization or member would be so considered under Section 414(b) or 414(c) of the Code. The transfer of an employee from the Employer for whom he provides services to any entity that is an Employer within the meaning of the preceding two sentences (or vice versa) shall not constitute a Termination of Employment for purposes of this Plan.

Determination of the Supplemental Pension Plan Benefit    .     Each Participant or Beneficiary of a deceased Participant whose benefits under the Pension Plan payable or accrued on or after January 1, 1995 are reduced (a) due to the Code Limitations, or (b) due to deferrals of compensation by such Participant under the 2005 Cliffs Natural Resources Inc. Voluntary Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”), and each Participant who has entered into a Supplemental Agreement with his Employer (and, where applicable a Beneficiary of a deceased Participant), shall be entitled to a Supplemental Pension Plan Benefit if he should have a Termination of Employment at a time when he is vested in his benefit under the Pension Plan. The amount of the Supplemental Pension Plan Benefit at any time shall be a monthly retirement benefit equal to the difference between:
(i) the amount of the monthly benefit payable or accrued to the Participant or his Beneficiary under the Pension Plan, determined under the Pension Plan as in effect at such time, but calculated without regard to any reduction in the Participant’s compensation pursuant to the Deferred Compensation Plan, and as if the Pension Plan did not contain a provision (including any phase-in or extended wear away provision) implementing the Code Limitations, and after giving effect to the provisions of any Supplemental Agreement, and
(ii) the sum of (X) the amount of the monthly benefit in fact payable or accrued to the Participant or his Beneficiary under the Pension Plan and (Y) the sum of the Supplemental Pension Plan Benefits previously paid out to the Participant.
Payment of the Supplemental Pension Plan Benefit    .
A Participant’s (or his Beneficiary’s) vested Supplemental Pension Plan Benefit (calculated as provided in paragraph 2) shall be converted, six (6) months after Termination of Employment into a lump sum of equivalent actuarial value. The equivalent actuarial value shall be determined by the actuary selected by Cliffs based on the “Applicable Mortality Table” used from time to time under Section 417(e) of the Code and other factors then in effect for purposes of the Pension Plan.
A Participant’s vested Supplemental Pension Plan Benefit shall be distributed to the Participant the first day of the month following six (6) months after Termination of Employment in the form of a lump sum payment. Plan Participants as of December 1, 2006 may elect prior to December 31, 2006 to receive payment of vested Plan benefits in ten (10) annual installments commencing the first day of the month following six (6) months after Termination of Employment by completing a Benefit Payment Election Form. A person who becomes a Participant of the Plan on or after December 1, 2006 has the right to elect payment of his or her vested Supplemental Pension Plan Benefit in ten (10) annual installments commencing the first day of the month following six (6) months after Termination of Employment by completing a Benefit Payment Election Form within thirty (30) days from the day in which the person became eligible to participate in the Plan. The ten (10) annual installments shall be actuarially equivalent to the lump sum payment using the same actuarial assumptions as used in subparagraph A of this paragraph and shall be considered to be a single form of payment.
Notwithstanding subparagraph B of this paragraph, a Participant may elect after the timeframes set forth above to change the form of payment in effect with respect to the Participant’s Supplemental Pension Plan Benefit, provided that such new election is made no later than six (6) months prior to his Termination of Employment, may not take effect for twelve (12) months after the election is made and shall result in the deferral of Supplemental Pension Plan Benefit payments for five (5) years from the previously applicable time or commencement date of payment.
A Beneficiary of a Participant shall receive the vested Supplemental Pension Plan Benefit provided in paragraph 2 if the Participant dies prior to his or her Termination of Employment but after he is vested in his accrued benefit under the Pension Plan. Such vested benefit shall be paid in a single lump sum within 60 days following the date of death. If the Participant dies after his or her

Termination of Employment, the Beneficiary shall receive any remaining vested Supplemental Pension Plan Benefit not paid to the Participant at the time of death, which shall be paid within 60 days of death.
General    .
(1) The entire cost of this Supplemental Retirement Benefit Plan shall be paid from the general assets of one or more of the Employers. It is the intent of the Employers to so pay benefits under the Plan as they become due; provided, however, that Cliffs may, in its sole discretion, establish or cause to be established a trust account for any or each Participant pursuant to an agreement, or agreements, with a bank and direct that some or all of a Participant’s benefits under the Plan be paid from the general assets of his Employer which are transferred to the custody of such bank to be held by it in such trust account as property of the Employer subject to the claims of the Employer’s creditors until such time as benefit payments pursuant to the Plan are made from such assets in accordance with such agreement; and until any such payment is made, neither the Plan nor any Participant or Beneficiary shall have any preferred claim on, or any beneficial ownership interest in, such assets. No liability for the payment of benefits under the Plan shall be imposed upon any officer, director, employee, or stockholder of Cliffs or other Employer. Not
Notwithstanding the provisions of paragraph 4.A.(1), upon the earlier to occur of (a) a Change in Control of Cliffs (for purposes of the Plan the term “Change in Control” shall have the meaning set forth in the Deferred Compensation Plan or any successor thereto) or (b) a declaration by the Board of Directors of Cliffs (the “Board”) that a Change in Control is imminent, Cliffs shall promptly, to the extent it has not previously done so, and in any event within five (5) business days, transfer to KeyTrust Company of Ohio, N.A., as trustee (“Trustee”) of Trust Agreement No. 7 (“Trust Agreement No. 7”) dated April 9, 1991, as amended, between the Trustee and Cliffs, a sum equal to (aa) the present value on the date of the Change in Control (or on such fifth (5th) business day if the Board has declared a Change in Control to be imminent) of the payments to be made to the Participants under this Plan, such present value to be computed using the assumptions and factors used in the Plan, less (bb) the (balance in the Participant’s account provided for in Section 7(b) of Trust Agreement No. 7) as of the most recent completed valuation thereof, as certified by the Trustee under Trust Agreement No. 7; provided, however, that if the Trustee does not so certify by the end of the fourth (4th) business day after the earlier of such Change in Control or declaration, then the balance of such account shall be deemed to be zero. Any payments of benefits by the Trustee pursuant to Trust Agreement No. 7 shall, to the extent thereof, satisfy Cliffs’ obligation to pay benefits hereunder, it being the intent of Cliffs that assets in such Trust be held, subject to the claims of Cliffs’ creditors, to assist Cliffs in meeting its obligation to pay benefits under this Plan. Notwithstanding the foregoing, no transfer of assets to Trust Agreement No. 7 or any other such trust or funding vehicle shall be made if such transfer would violate the terms of Section 409A(b)(2) or (b)(3) of the Code.
No right or interest of a Participant or his Beneficiary under this Supplemental Retirement Benefit Plan shall be anticipated, assigned (either at law or in equity) or alienated by the Participant or his Beneficiary, nor shall any such right or interest be subject to attachment, garnishment, levy, execution or other legal or equitable process or in any manner be liable for or subject to the debts of any Participant or Beneficiary. If any Participant or Beneficiary shall attempt to or shall alienate, sell, transfer, assign, pledge or otherwise encumber his benefits under the Plan or any part thereof, or if by reason of his bankruptcy or other event happening at any time such benefits would devolve upon anyone else or would not be enjoyed by him, then Cliffs may terminate his interest in any such benefit and hold or apply it to or for his benefit or the benefit of his spouse, children or other person or persons in fact dependent upon him, or any of them, in the manner and at the time it otherwise would have been paid under the Plan.
Employment rights shall not be enlarged or affected hereby. The Employers shall continue to have the right to discharge or retire a Participant, with or without cause.

Notwithstanding any other provisions of this Plan to the contrary, if Cliffs determines that any Participant may not qualify as a “management or highly compensated employee” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or regulations thereunder, Cliffs may determine, in its sole discretion, that such Participant shall cease to be eligible to accrue further benefits under this Plan. The Participant’s then accrued Supplemental Benefit shall be held under the Plan to be paid in accordance with Section 3 hereof.
Adoption of Supplemental Retirement Benefit Plan    . Any member of the Controlled Group or any Affiliate which is an employer under the Pension Plan may become an Employer hereunder with the written consent of Cliffs if such member or such Affiliate executes an instrument evidencing its adoption of the Supplemental Retirement Benefit Plan and files a copy thereof with Cliffs. Such instrument of adoption may be subject to such terms and conditions as Cliffs requires or approves.
Miscellaneous    . A. The Plan shall be administered by the plan administrator (the “Administrator”). The Administrator shall have the sole and absolute discretion to interpret the provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants and other persons, to decide disputes arising under the Plan and to make any determinations and findings (including factual findings) with respect to the benefits payable thereunder and the persons entitled thereto as may be required for the purposes of the Plan. In furtherance thereof, but without limiting the foregoing, the Administrator is hereby granted the following specific authorities, which it shall discharge in its sole and absolute discretion in accordance with the terms of the Plan (as interpreted, to the extent necessary, by the Administrator):
(i)    To resolve all questions (including factual questions) arising under the provisions of the Plan as to any individual’s entitlement to become a Participant;
(ii)    to determine the amount of benefits, if any, payable to any person under the Plan (including to the extent necessary, making factual findings with respect thereto); and
(iii)    to conduct the review procedures specified in paragraph 6.D.
All decisions of the Administrator as to the facts of any case, and the application thereof to any case, as to the interpretation of any provision of the Plan or its application to any case, and as to any other interpretative matter or other determination or question under the Plan shall be final and binding on all parties affected thereby. The Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who may be counsel to Cliffs. All elections, notices and directions under the Plan by a Participant shall be made on such forms as the Administrator shall prescribe.
B.    Cliffs shall be the “Administrator” and the “Plan Sponsor” under the Plan for purposes of ERISA.
C.    Except to the extent federal law controls, all questions pertaining to the construction, validity and effect of the provisions hereof shall be determined in accordance with the laws of the State of Ohio.
D.    Whenever there is denied, whether in whole or in part, a claim for benefits under the Plan filed by any person (herein referred to as the “Claimant”), the Administrator shall transmit a written notice of such decision to the Claimant, which notice shall be written in a manner calculated to be understood by the Claimant and shall contain a statement of the specific reasons for the denial of the claim and a statement advising the Claimant that, within 60 days of the date on which he receives such notice, he may obtain review of such decision in accordance with the procedures hereinafter set forth. Within such 60-day period, the Claimant or his authorized representative may request that the claim denial be reviewed by filing with the Administrator a written request therefor, which request shall contain the following information:
(i)    the date on which the Claimant’s request was filed with the Administrator; provided, however, that the date on which the Claimant’s request for review was in fact filed with the Administrator shall control in the event that the date of the actual filing is later than the date stated by the Claimant pursuant to this paragraph;
(ii)    the specific portions of the denial of his claim which the Claimant requests the Administrator to review;
(iii)    a statement by the Claimant setting forth the basis upon which he believes the Administrator should reverse the previous denial of his claim for benefits and accept his claim as made; and
(iv)    any written material (offered as exhibits) which the Claimant desires the Administrator to examine in its consideration of his position as stated pursuant to clause (iii) above.
Within 60 days of the date determined pursuant to clause (i) above, the Administrator shall conduct a full and fair review of the decision denying the Claimant’s claim for benefits, and shall render a written decision with respect to the claim, written in a manner calculated to be understood by the Claimant, specifying the reasons for its decision and the Plan provisions upon which its decision was based.
E.    Supplemental Pension Plan Benefits shall be subject to applicable withholding and such other deductions as shall at the time of payment be required or appropriate under any Federal, State or Local law.
Amendment and Termination    . 1) Cliffs has reserved and does hereby reserve the right to amend, at any time, any or all of the provisions of the Supplemental Retirement Benefit Plan for all Employers, without the consent of any other Employer or any Participant, Beneficiary or any other person. Any such amendment shall be expressed in an instrument executed by Cliffs and shall become effective as of the date designated in such instrument or, if no such date is specified, on the date of its execution.
B.    Cliffs, on behalf of itself and of each Employer, in its sole discretion, may terminate this Plan at any time and for any reason whatsoever. In the event Cliffs elects to terminate the Plan as provided in this Section, no distribution of Supplemental Pension Plan Benefits or payment of benefits shall occur as a result, except as otherwise provided in an amendment to this Plan, including without limitation an amendment to the Plan for the liquidation and termination of the Plan where:
(i)    the termination and liquidation does not occur proximate to a downturn in the financial health of the Company and Affiliates;
(ii)     the Plan and all arrangements required to be aggregated with the Plan under Section 409A of the Code are terminated and liquidated;
(iii)     no payments, other than those that would be payable under the terms of the Plan and the aggregated arrangements if the termination and liquidation had not occurred, are made within twelve (12) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan;

(iv)     all payments are made within twenty-four (24) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and
(v)     the Company or Subsidiaries do not adopt a new arrangement that would be aggregated with any terminated arrangement under Section 409A of the Code, at any time within three (3) years following the date of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.
C.    Notwithstanding the foregoing provisions hereof, no amendment or termination of the Supplemental Retirement Benefit Plan shall, without the consent of the Participant, adversely affect the accrued benefit under the Plan of such Participant.
D.     Any other Employer which shall have adopted the Plan may, with the written consent of Cliffs, elect separately to withdraw from the Plan and, subject to subparagraph B above, such withdrawal shall constitute a termination of the Plan as to it, but it shall continue to be an Employer for the purposes hereof as to Participants and Beneficiaries to whom it owes obligations hereunder. Any such withdrawal and termination shall be expressed in an instrument executed by the terminating Employer and shall become effective as of the date designated in such instrument, or if no date is specified, on the date of its execution.
Effective Date    . The amended and restated Supplemental Retirement Benefit Plan shall be effective as of December 1, 2006.
IN WITNESS WHEREOF, Cliffs Natural Resources Inc. pursuant to the order of its Board of Directors, has executed this amended and restated Supplemental Retirement Benefit Plan at Cleveland, Ohio, as of the 31 day of December, 2008.

CLIFFS NATURAL RESOURCES INC.

By:	/s/ W.A. Brake
Title:	EVP Human & Tech. Resources

Exhibit A

Pension Plans

Pension Plan for Salaried Employees of the Cleveland-Cliffs Inc and its Associated Employers

Ore Mining Companies Pension Plan